Exhibit 99.1
For Immediate News Release
October 28, 2020

AVALONBAY COMMUNITIES, INC. ANNOUNCES
THIRD QUARTER 2020 OPERATING RESULTS

(Arlington, VA) AvalonBay Communities, Inc. (NYSE: AVB) (the “Company”) reported today that Net Income Attributable to Common Stockholders for the three months ended September 30, 2020 was $147,703,000. This resulted in a decrease in Earnings per Share – diluted (“EPS”) for the three months ended September 30, 2020 of 47.5% to $1.05 from $2.00 for the prior year period, primarily attributable to a decrease in gain on sale of real estate, an increase in depreciation expense and other items as detailed in the table below.

Funds from Operations attributable to common stockholders - diluted (“FFO”) per share for the three months ended September 30, 2020 decreased 9.8% to $2.03 from $2.25 for the prior year period. Core FFO per share (as defined in this release) for the three months ended September 30, 2020 decreased 12.0% to $2.06 from $2.34 for the prior year period.

The following table compares the Company’s actual results for EPS, FFO per share and Core FFO per share for the three months ended September 30, 2020 to its results for the prior year period:

Q3 2020 Results Compared to Q3 2019
	Per Share (1)
	EPS	FFO	Core FFO
Q3 2019 per share reported results	$2.00	$2.25	$2.34
Established Community NOI (2)	(0.27)	(0.27)	(0.27)
Development and Other Stabilized Community NOI	0.05	0.05	0.05
Capital markets and transaction activity	(0.02)	(0.02)	(0.02)
Joint venture income	(0.02)	(0.02)	(0.02)
Overhead and other	(0.04)	(0.04)	(0.02)
Income taxes	0.08	0.08	—
Gain on sale of real estate and depreciation expense	(0.73)	—	—
Q3 2020 per share reported results	$1.05	$2.03	$2.06

(1) For additional detail on reconciling items between EPS, FFO and Core FFO, see Definitions and Reconciliations, table 3.
(2) Established Community uncollectible residential and commercial lease revenue increased $0.09 over the prior year period.

For the nine months ended September 30, 2020, EPS decreased 21.9% to $3.46 from $4.43 for the prior year period, FFO per share decreased 4.1% to $6.52 from $6.80 for the prior year period, and Core FFO per share decreased 3.5% to $6.67 from $6.91 for the prior year period.

The following table compares the Company’s actual results for EPS, FFO per share and Core FFO per share for the nine months ended September 30, 2020 to its results for the prior year period:

YTD 2020 Results
Comparison to YTD 2019

	Per Share (1)
	EPS	FFO	Core FFO

YTD 2019 per share reported results	$4.43	$6.80	$6.91
Established Community NOI (2)	(0.29)	(0.29)	(0.29)
Development and Other Stabilized Community NOI	0.24	0.24	0.24
Capital markets and transaction activity	(0.15)	(0.19)	(0.13)
Joint venture income	(0.04)	(0.04)	(0.04)
Overhead and other	(0.09)	(0.09)	(0.02)
Income taxes	0.09	0.09	—
Gain on sale of real estate and depreciation expense	(0.73)	—	—
YTD 2020 per share reported results	$3.46	$6.52	$6.67

(1) For additional detail on reconciling items between EPS, FFO and Core FFO, see Definitions and Reconciliations, table 3.
(2) Established Community uncollectible residential and commercial lease revenue increased $0.20 over the prior year period.

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Established Communities Operating Results for the Three Months Ended September 30, 2020 Compared to the Prior Year Period

For Established Communities, total revenue decreased $33,180,000, or 6.1%, to $508,558,000. Residential and commercial uncollectible lease revenue contributed $12,474,000 of this decrease, comprised of $11,225,000 for residential and $1,249,000 for commercial. Operating expenses for Established Communities increased $5,532,000, or 3.5%, to $165,616,000. NOI for Established Communities decreased $38,712,000, or 10.1%, to $342,942,000.

Rental revenue for Established Communities decreased 6.1%, as detailed in the following table:

Established Communities Change in Rental Revenue
Q3 2020 Compared to Q3 2019
Residential rental revenue
Lease rates	(0.1)%
Concessions and other discounts	(0.9)%
Economic occupancy	(2.7)%
Other rental revenue	—%
Uncollectible lease revenue	(2.1)%
Total residential rental revenue	(5.8)%
Commercial rental revenue (1)	(0.3)%
Total Established Communities change in rental revenue	(6.1)%

(1) Consists primarily of the impact of uncollectible commercial lease revenue.

The following table reflects the percentage changes in rental revenue, operating expenses and NOI for Established Communities for the three months ended September 30, 2020 compared to the three months ended September 30, 2019:

Q3 2020 Compared to Q3 2019
	Rental Revenue (1)	Opex (2)	NOI	% of NOI (3)
New England	(4.7)%	4.7%	(9.5)%	14.7%
Metro NY/NJ	(6.2)%	0.2%	(9.0)%	22.4%
Mid-Atlantic	(5.4)%	5.5%	(10.0)%	15.3%
Pacific NW	(5.0)%	8.1%	(10.2)%	6.4%
No. California	(7.7)%	4.3%	(11.8)%	19.8%
So. California	(6.3)%	2.9%	(10.4)%	19.7%
Expansion Mkts	(3.3)%	2.1%	(7.5)%	1.7%
Total	(6.1)%	3.5%	(10.1)%	100.0%

(1) See full release for additional detail.
(2) See full release for discussion of variances.
(3) Represents % of total NOI for Q3 2020, including amounts related to communities that have been sold or that are classified as held for sale.

Established Communities Operating Results for the Nine Months Ended September 30, 2020 Compared to the Prior Year Period

For Established Communities, total revenue decreased $33,190,000, or 2.1%, to $1,572,701,000. Residential and commercial uncollectible lease revenue contributed $27,655,000 of this decrease, comprised of $22,845,000 for residential and $4,810,000 for commercial. Operating expenses for Established Communities increased $8,681,000, or 1.9%, to $474,799,000. NOI for Established Communities decreased $41,871,000, or 3.7%, to $1,097,902,000.

Rental revenue for Established Communities decreased 2.0%, as detailed in the following table:

Established Communities Change in Rental Revenue
YTD 2020 Compared to YTD 2019
Residential rental revenue
Lease rates	1.5%
Concessions and other discounts	(0.4)%
Economic occupancy	(1.2)%
Other rental revenue	(0.2)%
Uncollectible lease revenue	(1.4)%
Total residential rental revenue	(1.7)%
Commercial rental revenue (1)	(0.3)%
Total Established Communities change in rental revenue	(2.0)%

(1) Consists primarily of the impact of uncollectible commercial lease revenue.

The following table reflects the percentage changes in rental revenue, operating expenses and NOI for Established Communities for the nine months ended September 30, 2020 compared to the nine months ended September 30, 2019:

YTD 2020 Compared to YTD 2019
	Rental Revenue (1)	Opex (2)	NOI	% of NOI (3)
New England	(0.3)%	3.0%	(2.0)%	14.4%
Metro NY/NJ	(3.2)%	0.8%	(5.0)%	22.0%
Mid-Atlantic	(1.4)%	1.1%	(2.5)%	15.5%
Pacific NW	(1.3)%	6.0%	(4.0)%	6.3%
No. California	(2.0)%	2.1%	(3.3)%	20.2%
So. California	(2.8)%	1.7%	(4.7)%	19.8%
Expansion Mkts	(1.0)%	(0.1)%	(1.7)%	1.8%
Total	(2.0)%	1.9%	(3.7)%	100.0%

(1) See full release for additional detail.
(2) See full release for discussion of variances.
(3) Represents % of total NOI for YTD 2020, including amounts related to communities that have been sold or that are classified as held for sale.

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COVID-19 Operational Update

Established Communities Collections Update

The following table provides an update for residential revenue collections for Established Communities for the three months ended September 30, 2020. Collected residential revenue represents the portion of apartment base rent charged to residents and other rentable items, including parking and storage rent, along with pet and other fees in accordance with residential leases, that has been collected ("Collected Residential Revenue"), and excludes transactional and other fees.

Established Communities Collections (1)
	Collected Residential Revenue
	At quarter end (2)	At October 27, 2020 (3)(4)
Q2 2020	95.5%	97.7%
Q3 2020	95.2%	96.1%

(1) Excludes commercial revenue, which was 1.4% of the Company's 2019 Established Communities' total revenue. The Company collected 56.5% and 66.5% of billed commercial revenue for Q2 2020 as of June 30, 2020 and for Q3 2020 as of September 30, 2020, respectively.
(2) The Collected Residential Revenue percentage as of June 30, 2020 for Q2 2020 and September 30, 2020 for Q3 2020, respectively.
(3) The percentage of Collected Residential Revenue as of October 27, 2020.
(4) Collected Residential Revenue for October 2020 as of October 27, 2020 was 92.4%, which is 94.7% of the AVB Residential Benchmark.

For further discussion of collection rates and limitations on use of this data, see Definitions and Reconciliations.

The ongoing impact from COVID-19 on the Company's consolidated results of operations will be affected by the duration and severity of the pandemic, and how quickly and to what extent normal economic and operating conditions resume. Because those factors are beyond the Company's control and knowledge, the adverse future impact of the pandemic on the Company's results of operations cannot be reasonably estimated, and could be material. In addition, the Company's historical results, including results for the three and nine months ended September 30, 2020 and information through October 28, 2020, may not be indicative of results for future periods. Due to the uncertainty from the ongoing impact of COVID-19, the Company had previously withdrawn and is not providing full year 2020 guidance.

Development Activity

Consolidated Development Communities and Development Rights

During the three months ended September 30, 2020, the Company completed the development of Avalon Public Market, located in Emeryville, CA. Avalon Public Market contains 289 apartment homes and was constructed for a Total Capital Cost of $175,000,000.

During the nine months ended September 30, 2020, the Company completed the development of four communities containing an aggregate of 1,051 apartment homes for an aggregate Total Capital Cost of $392,000,000.

At September 30, 2020, the Company had 17 consolidated Development Communities under construction that in the aggregate are expected to contain 5,581 apartment homes and 64,000 square feet of commercial space. Estimated Total Capital Cost at completion for these Development Communities is $2,115,000,000. As of September 30, 2020, the Company has an estimated remaining Total Capital Cost of $551,000,000 to invest over the next several years on the 17 Development Communities under construction and recently completed Development Communities.

The projected Total Capital Cost of Development Rights at September 30, 2020 decreased to $3.9 billion from $4.2 billion at June 30, 2020.

Unconsolidated Development Communities

During the three months ended September 30, 2020, the Company, through an unconsolidated joint venture in which it holds a 25.0% interest, started the construction of AVA Arts District, located in Los Angeles, CA. AVA Arts District is expected to contain 475 apartment homes and 56,000 square feet of commercial space and to be developed for an estimated Total Capital Cost of $276,000,000 to the venture, approximately 60% of which will be funded by a variable rate construction loan. At September 30, 2020, the Company's expected remaining equity investment in the venture for the development of AVA Arts District was $12,800,000.

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At September 30, 2020, including AVA Arts District, the Company had two Unconsolidated Development Communities under construction that in the aggregate are expected to contain 803 apartment homes and 56,000 square feet of commercial space. Estimated Total Capital Cost at completion for these Unconsolidated Development Communities is $386,000,000, with an estimated remaining equity investment of the Company of $48,600,000 after expected loan proceeds as of September 30, 2020. See the full release for further discussion.

Disposition Activity

Consolidated Apartment Communities

During the three months ended September 30, 2020, the Company sold Avalon Towers, a wholly-owned operating community, located in Long Beach, NY. Avalon Towers contains 109 apartment homes and was sold for $54,000,000, resulting in a gain in accordance with GAAP of $31,603,000 and an Economic Gain of $13,577,000.

During the nine months ended September 30, 2020, the Company sold three wholly-owned operating communities containing an aggregate of 575 apartment homes. These assets were sold for $183,650,000 and a weighted average Initial Market Cap Rate of 4.9%, resulting in a gain in accordance with GAAP of $91,313,000 and an Economic Gain of $50,232,000.

During the three and nine months ended September 30, 2020, the Company sold seven and 59 of the 172 residential condominiums at The Park Loggia, located in New York, NY, for gross proceeds of $15,699,000 and $182,512,000, respectively. At September 30, 2020, 64% of the 67,000 square feet of commercial space has been leased. In addition, subsequent to quarter end and through the date of this release, the Company sold six residential condominiums for gross proceeds of $23,246,000.

Unconsolidated Real Estate Investments

U.S. Fund

During the three months ended September 30, 2020, Multifamily Partners AC LP (the "U.S. Fund"), a private discretionary real estate investment vehicle in which the Company holds an equity interest of 28.6%, sold Avalon at Venice on Rose containing 70 apartment homes and 9,000 square feet of commercial space, for a sales price of $65,000,000.

Liquidity and Capital Markets

At September 30, 2020, the Company did not have any borrowings outstanding under its $1,750,000,000 unsecured credit facility, and had $182,400,000 in unrestricted cash and cash in escrow.

The Company’s annualized Net Debt-to-Core EBITDAre (as defined in this release) for the third quarter of 2020 was 5.4 times and Unencumbered NOI (as defined in this release) was 94%.

During the three months ended September 30, 2020, the Company repaid $67,904,000 principal amount of 4.18% fixed rate debt secured by Avalon Hoboken at par in advance of its December 2020 maturity date.

During the nine months ended September 30, 2020, in addition to the debt repayment discussed above, the Company had the following debt activity:

•In public offerings under its existing shelf registration statement, the Company issued (i) $700,000,000 principal amount of unsecured notes for net proceeds of $694,701,000, maturing in March 2030 and with a 2.30% coupon and an effective interest rate of 2.68%, including the impact of an interest rate hedge and offering costs and (ii) $600,000,000 principal amount of unsecured notes for net proceeds of $593,430,000, maturing in January 2031 with a 2.45% coupon and an effective interest rate of 2.65%, including the impact of an interest rate hedge and offering costs.

•The Company borrowed $51,000,000 under a mortgage note with a maturity date of March 2027 and a contractual interest rate of 2.38%, in conjunction with the refinancing of $50,616,000 of secured indebtedness that had a contractual interest rate of 3.08%.

•The Company repaid (i) $400,000,000 principal amount of its 3.625% unsecured notes in advance of the October 2020 scheduled maturity and (ii) $250,000,000 principal amount of its 3.95% unsecured notes in advance of the January 2021 scheduled maturity. In conjunction with these repayments, the Company recognized a loss on debt extinguishment of $9,170,000 composed of prepayment penalties and the non-cash write-off of unamortized deferred financing costs.

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•The Company repaid $300,000,000 principal amount of its variable rate unsecured notes at par in advance of the January 2021 scheduled maturity.

Stock Repurchase Program

In July 2020, the Company’s Board of Directors approved a new stock repurchase program under which the Company may acquire shares of its common stock in open market or negotiated transactions up to an aggregate purchase price of $500,000,000. This authority may be exercised from time to time in the Company’s discretion and in such amounts as market conditions warrant. The timing and actual number of shares repurchased will depend on a variety of factors including price, corporate and regulatory requirements, market conditions and other corporate liquidity requirements and priorities. The stock repurchase program does not have an expiration date and may be suspended or terminated at any time without prior notice. The Company intends that funds used for the stock repurchase program will be matched over time with the proceeds from sales of existing apartment communities and in some cases with newly issued debt, but initially may be funded from existing cash balances, retained cash flow and/or the Company's line of credit.

Under this program, through the date of this release, the Company repurchased 1,131,919 shares of common stock at an average price of $150.11 per share. Of these amounts, 912,733 shares of common stock at an average price of $150.58 per share were repurchased during the three months ended September 30, 2020.

Other Matters

The Company will hold a conference call on October 29, 2020 at 1:00 PM ET to review and answer questions about this release, its third quarter 2020 results, the Attachments (described below) and related matters. To participate on the call, dial 888-204-4368 and use conference id: 1933937.

To hear a replay of the call, which will be available from October 29, 2020 at 6:00 PM ET to November 5, 2020 at 6:00 PM ET, dial 888-203-1112 and use conference id: 1933937. A webcast of the conference call will also be available at http://www.avalonbay.com/earnings, and an on-line playback of the webcast will be available for at least seven days following the call.

The Company produces Earnings Release Attachments (the "Attachments") that provide detailed information regarding operating, development, redevelopment, disposition and acquisition activity. These Attachments are considered a part of this earnings release and are available in full with this earnings release via the Company's website at http://www.avalonbay.com/earnings. To receive future press releases via e-mail, please submit a request through http://investors.avalonbay.com/email_notification.

In addition to the Attachments, the Company is providing a teleconference presentation that will be available on the Company's website at http://www.avalonbay.com/earnings subsequent to this release and before the market opens on October 29, 2020.

About AvalonBay Communities, Inc.

As of September 30, 2020, the Company owned or held a direct or indirect ownership interest in 294 apartment communities containing 86,676 apartment homes in 11 states and the District of Columbia, of which 19 communities were under development and one community was under redevelopment. The Company is an equity REIT in the business of developing, redeveloping, acquiring and managing apartment communities in leading metropolitan areas in New England, the New York/New Jersey Metro area, the Mid-Atlantic, the Pacific Northwest, and Northern and Southern California, as well as in the Company's expansion markets consisting of Southeast Florida and Denver, Colorado (the "Expansion Markets"). More information may be found on the Company’s website at http://www.avalonbay.com. For additional information, please contact Jason Reilley, Vice President of Investor Relations, at 703-317-4681.

Forward-Looking Statements

This release, including its Attachments, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements, which you can identify by the Company’s use of words such as “expects,” “plans,” “estimates,” “anticipates,” “projects,” “intends,” “believes,” “outlook” and similar expressions that do not relate to historical matters, are based on the Company’s expectations, forecasts and assumptions at the time of this release, which may not be realized and involve risks and uncertainties that cannot be predicted accurately or that might not be anticipated. These could cause actual results to differ materially from those expressed or implied by the forward-looking statements. Risks and uncertainties that might cause such differences include those related to the COVID-19 pandemic, about which there are many uncertainties, including (i) the duration and severity of the
Copyright © 2020 AvalonBay Communities, Inc. All Rights Reserved

pandemic and (ii) the effect on the multifamily industry and the general economy of measures taken by businesses and the government to prevent the spread of the novel coronavirus and relieve economic distress of consumers, such as governmental limitations on the ability of multifamily owners to evict residents who are delinquent in the payment of their rent. Due to this uncertainty we are not able at this time to estimate the effect of these factors on our business, but the adverse impact of the pandemic on our business, results of operations, cash flows and financial condition could be material. In addition, the effects of the pandemic are likely to heighten the following risks, which we routinely face in our business: we may abandon development or redevelopment opportunities for which we have already incurred costs; adverse capital and credit market conditions may affect our access to various sources of capital and/or cost of capital, which may affect our business activities, earnings and common stock price, among other things; changes in local employment conditions, demand for apartment homes, supply of competitive housing products, landlord-tenant laws, including the adoption of new rent control regulations, and other economic or regulatory conditions may result in lower than expected occupancy and/or rental rates and adversely affect the profitability of our communities; delays in completing development, redevelopment and/or lease-up may result in increased financing and construction costs and may delay and/or reduce the profitability of a community; debt and/or equity financing for development, redevelopment or acquisitions of communities may not be available or may not be available on favorable terms; we may be unable to obtain, or experience delays in obtaining, necessary governmental permits and authorizations; expenses may result in communities that we develop or redevelop failing to achieve expected profitability; our assumptions concerning risks relating to our lack of control of joint ventures and our abilities to successfully dispose of certain assets may not be realized; our assumptions and expectations in our financial outlook may prove to be too optimistic; and the timing and net proceeds of condominium sales may not equal our current expectations. Additional discussions of risks and uncertainties that could cause actual results to differ materially from those expressed or implied by the forward-looking statements (and which risks may also be heightened because of the COVID-19 pandemic) appear in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 under the heading “Risk Factors” and under the heading “Management’s Discussion and Analysis of Financial 2019 and Results of Operations - Forward-Looking Statements” and in subsequent quarterly reports on Form 10-Q.
The Company does not undertake a duty to update forward-looking statements. The Company may, in its discretion, provide information in future public announcements regarding its outlook that may be of interest to the investment community. The format and extent of future outlooks may be different from the format and extent of the information contained in this release.
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Definitions and Reconciliations

Non-GAAP financial measures and other capitalized terms, as used in this earnings release, are defined, reconciled and further explained on Attachment 13, Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms. Attachment 13 is included in the full earnings release available at the Company’s website at http://www.avalonbay.com/earnings. This wire distribution includes only the following definitions and reconciliations.

AVB Residential Benchmark represents the average monthly revenue collections as a percentage of amounts billed for the referenced day of the month for the period from April 2019 to March 2020.

Average Rental Rates are calculated by the Company as rental revenue in accordance with GAAP, divided by the weighted average number of occupied apartment homes.

Development Communities are communities that are either currently under construction, or were under construction and were completed during the current year. These communities may be partially or fully complete and operating.

Development Rights are development opportunities in the early phase of the development process for which the Company either has an option to acquire land or enter into a leasehold interest, for which the Company is the buyer under a long-term conditional contract to purchase land, where the Company controls the land through a ground lease or owns land to develop a new community, or where the Company is the designated developer in a public-private partnership. The Company capitalizes related pre-development costs incurred in pursuit of new developments for which the Company currently believes future development is probable.

Economic Occupancy (“Ec Occ”) is defined as total possible revenue less vacancy loss as a percentage of total possible revenue. Total possible revenue (also known as “gross potential”) is determined by valuing occupied units at contract rates and vacant units at Market Rents. Vacancy loss is determined by valuing vacant units at current Market Rents. By measuring vacant apartments at their Market Rents, Economic Occupancy takes into account the fact that apartment homes of different sizes and locations within a community have different economic impacts on a community’s gross revenue.

Economic Gain is calculated by the Company as the gain on sale in accordance with GAAP, less accumulated depreciation through the date of sale and any other adjustments that may be required under GAAP accounting. Management generally considers Economic Gain to be an appropriate supplemental measure to gain on sale in accordance with GAAP because it helps investors to understand the relationship between the cash proceeds from a sale and the cash invested in the sold community. The Economic Gain for disposed communities is based on their respective final settlement statements. A reconciliation of the aggregate Economic Gain to the aggregate gain on sale in accordance with GAAP for the wholly-owned operating communities disposed of during the three and nine months ended September 30, 2020 is as follows (dollars in thousands):

TABLE 1
	Q3 2020	YTD 2020
GAAP Gain	$31,603	$91,313

Accumulated Depreciation and Other	(18,026)	(41,081)

Economic Gain	$13,577	$50,232

Established Communities are consolidated communities in the markets where the Company has a significant presence, including the Company's Expansion Markets of Southeast Florida and Denver, Colorado, and where a comparison of operating results from the prior year to the current year is meaningful, as these communities were owned and had Stabilized Operations, as defined below, as of the beginning of the respective prior year period. Therefore, for 2020 operating results, Established Communities are consolidated communities that have Stabilized Operations as of January 1, 2019, are not conducting or are not probable to conduct substantial redevelopment activities and are not held for sale or probable for disposition within the current year.

Established Communities Collections are the collection rates based on individual resident and commercial tenant activity as reflected in the Company’s property management systems, and are presented to provide information about collections trends during the COVID-19 pandemic. Prior to the COVID-19 pandemic, the collections information provided was not routinely produced for internal use by senior management or publicly disclosed by the Company, and is a result of analysis that is not subject to internal controls over financial reporting. This information is not prepared in accordance with GAAP, does not reflect

GAAP revenue or cash flow metrics, may be subject to adjustment in preparing GAAP revenue and cash flow metrics at the end of the three and nine months ended September 30, 2020. Additionally, this information should not be interpreted as predicting the Company’s financial performance, results of operations or liquidity for any period.

EBITDA, EBITDAre and Core EBITDAre are considered by management to be supplemental measures of our financial performance. EBITDA is defined by the Company as net income or loss attributable to the Company before interest income and expense, income taxes, depreciation and amortization. EBITDAre is calculated by the Company in accordance with the definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”), as EBITDA plus or minus losses and gains on the disposition of depreciated property, plus impairment write-downs of depreciated property, with adjustments to reflect the Company's share of EBITDAre of unconsolidated entities. Core EBITDAre is the Company’s EBITDAre as adjusted for non-core items outlined in the table below. By further adjusting for items that are not considered part of the Company’s core business operations, Core EBITDAre can help one compare the core operating and financial performance of the Company between periods.  A reconciliation of EBITDA, EBITDAre and Core EBITDAre to net income is as follows (dollars in thousands):

TABLE 2
Q3
2020
Net income	$147,717
Interest expense, net, inclusive of loss on extinguishment of debt, net	53,144
Income tax benefit	(27)
Depreciation expense	175,348
EBITDA	$376,182

Gain on sale of communities	(31,607)
Joint venture EBITDAre adjustments (1)	(1,773)
EBITDAre	$342,802

Gain on other real estate transactions	(129)
Business interruption insurance proceeds	(282)
Advocacy contributions	1,308
Severance related costs	75
Development pursuit write-offs and expensed transaction costs, net	147
Gain on for-sale condominiums	(727)
For-sale condominium marketing and administrative costs	1,373
Asset management fee intangible write-off	82
Legal settlements	59
Core EBITDAre	$344,708

(1) Includes joint venture interest, taxes, depreciation, gain on dispositions of depreciated real estate and impairment losses, if applicable, included in net income.

FFO and Core FFO are considered by management to be supplemental measures of our operating and financial performance. FFO is calculated by the Company in accordance with the definition adopted by NAREIT. FFO is calculated by the Company as Net income or loss attributable to common stockholders computed in accordance with GAAP, adjusted for gains or losses on sales of previously depreciated operating communities, cumulative effect of a change in accounting principle, impairment write-downs of depreciable real estate assets, write-downs of investments in affiliates which are driven by a decrease in the value of depreciable real estate assets held by the affiliate and depreciation of real estate assets, including adjustments for unconsolidated partnerships and joint ventures. By excluding gains or losses related to dispositions of previously depreciated operating communities and excluding real estate depreciation (which can vary among owners of identical assets in similar condition based on historical cost accounting and useful life estimates), FFO can help one compare the operating and financial performance of a company’s real estate between periods or as compared to different companies. Core FFO is the Company's FFO as adjusted for non-core items outlined in the table below. By further adjusting for items that are not considered by us to be part of our core business operations, Core FFO can help one compare the core operating and financial performance of the Company between periods. A reconciliation of Net income attributable to common stockholders to FFO and to Core FFO is as follows (dollars in thousands):

TABLE 3
	Q3	Q3	YTD	YTD
	2020	2019	2020	2019
Net income attributable to common stockholders	$147,703	$279,677	$486,502	$618,324
Depreciation - real estate assets, including joint venture adjustments	174,505	165,673	527,491	495,249
Distributions to noncontrolling interests	12	11	36	34
Gain on sale of unconsolidated entities holding previously depreciated real estate	(5,157)	—	(5,157)	—
Gain on sale of previously depreciated real estate	(31,607)	(130,484)	(91,338)	(165,849)
FFO attributable to common stockholders	285,456	314,877	917,534	947,758

Adjusting items:
Joint venture losses	86	—	86	—
Business interruption insurance proceeds	(282)	(307)	(385)	(914)
Lost NOI from casualty losses covered by business interruption insurance	—	410	48	410
(Gain) loss on extinguishment of consolidated debt	(105)	93	9,333	602
Advocacy contributions	1,308	—	3,074	—
Severance related costs	75	895	2,115	2,267
Development pursuit write-offs and expensed transaction costs, net	147	85	3,536	1,689
Gain on for-sale condominiums (1)(2)	(727)	—	(8,174)	—
For-sale condominium marketing and administrative costs (2)	1,373	1,108	4,012	2,526
For-sale condominium imputed carry cost (3)	2,580	1,724	9,013	2,230
Gain on other real estate transactions	(129)	(73)	(328)	(374)
Legal settlements (4)	59	(3,093)	35	(4,071)
Income tax (benefit) expense (5)	(27)	11,184	(1,069)	11,178
Core FFO attributable to common stockholders	$289,814	$326,903	$938,830	$963,301

Average shares outstanding - diluted	140,603,722	139,852,674	140,702,803	139,438,064

Earnings per share - diluted	$1.05	$2.00	$3.46	$4.43
FFO per common share - diluted	$2.03	$2.25	$6.52	$6.80
Core FFO per common share - diluted	$2.06	$2.34	$6.67	$6.91

(1) Amount for the three and nine months ended September 30, 2020 includes the sale of seven and 59 residential condominiums at The Park Loggia, respectively.
(2) Aggregate impact of (i) Gains on for-sale condominiums and (ii) For-sale condominium marketing and administrative costs, is a net loss of $646 for Q3 2020 and a net gain of $4,162 for YTD 2020, and a loss of $1,108 and $2,526 for Q3 and YTD 2019, respectively.
(3) Represents the imputed carry cost of the for-sale residential condominiums at The Park Loggia. The Company computes this adjustment by multiplying the Total Capital Cost of completed and unsold for-sale residential condominiums by the Company's weighted average unsecured debt effective interest rate.
(4) Amounts for 2019 include $3,126 in legal settlement proceeds related to a former Development Right.
(5) Amounts for 2019 consist of $6,645 related to GAAP to tax basis differences at The Park Loggia development and $4,539 related to the other activity the Company undertook through taxable REIT subsidiaries ("TRS"), including the disposition of two wholly-owned operating communities and expense for deferred tax obligations related to the Company's sustainability initiatives.

Initial Year Market Cap Rate is defined by the Company as Projected NOI of a single community for the first 12 months of operations (assuming no repositioning), less estimates for non-routine allowance of approximately $300 - $500 per apartment home, divided by the gross sales price for the community.  Projected NOI, as referred to above, represents management’s estimate of projected rental revenue minus projected operating expenses before interest, income taxes (if any), depreciation and amortization. For this purpose, management’s projection of operating expenses for the community includes a management fee of 2.25%. The Initial Year Market Cap Rate, which may be determined in a different manner by others, is a measure frequently used in the real estate industry when determining the appropriate purchase price for a property or estimating the value for a property.  Buyers may assign different Initial Year Market Cap Rates to different communities when determining the appropriate value because they (i) may project different rates of change in operating expenses and capital expenditure estimates and (ii) may project different rates of change in future rental revenue due to different estimates for changes in rent and occupancy levels.  The weighted average Initial Year Market Cap Rate is weighted based on the gross sales price of each community.

Interest Coverage is calculated by the Company as Core EBITDAre, divided by the sum of interest expense, net, and preferred dividends, if applicable. Interest Coverage is presented by the Company because it provides rating agencies and investors an additional means of comparing our ability to service debt obligations to that of other companies. A calculation of Interest Coverage for the three months ended September 30, 2020 is as follows (dollars in thousands):

TABLE 4

Core EBITDAre	$344,708

Interest expense, net	$53,249

Interest Coverage	6.5 times

Market Rents as reported by the Company are based on the current market rates set by the Company based on its experience in renting apartments and publicly available market data. Trends in Market Rents for a region as reported by others could vary. Market Rents for a period are based on the average Market Rents during that period and do not reflect any impact for cash concessions.

Net Debt-to-Core EBITDAre is calculated by the Company as total debt (secured and unsecured notes and the Company's variable rate unsecured credit facility) that is consolidated for financial reporting purposes, less consolidated cash and cash in escrow, divided by annualized third quarter 2020 Core EBITDAre, as adjusted. A calculation of Net Debt-to-Core EBITDAre is as follows (dollars in thousands):

TABLE 5

Total debt principal (1)	$7,631,099
Cash and cash in escrow	(182,400)
Net debt	$7,448,699

Core EBITDAre	$344,708

Core EBITDAre, annualized	$1,378,832

Net Debt-to-Core EBITDAre	5.4 times

(1) Balance at September 30, 2020 excludes $10,782 of debt discount and $38,968 of deferred financing costs as reflected in unsecured notes, net, and $14,636 of debt discount and $3,067 of deferred financing costs as reflected in notes payable on the Condensed Consolidated Balance Sheets.

NOI is defined by the Company as total property revenue less direct property operating expenses (including property taxes), and excluding corporate-level income (including management, development and other fees), corporate-level property management and other indirect operating expenses, expensed transaction, development and other pursuit costs, net of recoveries, interest expense, net, loss (gain) on extinguishment of debt, net, general and administrative expense, joint venture (income) loss, depreciation expense, corporate income tax expense (benefit), casualty and impairment loss (gain), net, gain on sale of communities, (gain) loss on other real estate transactions, gain on for-sale condominiums, net of marketing and administrative costs and net operating income from real estate assets sold or held for sale. The Company considers NOI to be an important and appropriate supplemental performance measure to Net Income of operating performance of a community or communities because it helps both investors and management to understand the core operations of a community or communities prior to the allocation of any corporate-level property management overhead or financing-related costs. NOI reflects the operating performance of a community, and allows for an easier comparison of the operating performance of individual assets or groups of assets. In addition, because prospective buyers of real estate have different financing and overhead structures, with varying marginal impact to overhead as a result of acquiring real estate, NOI is considered by many in the real estate industry to be a useful measure for determining the value of a real estate asset or groups of assets.

A reconciliation of NOI to Net Income, as well as a breakdown of NOI by operating segment, is as follows (dollars in thousands):

TABLE 6
	Q3	Q3	Q2	Q1	YTD	YTD
	2020	2019	2020	2020	2020	2019
Net income	$147,717	$279,709	$170,869	$168,006	$486,592	$618,432
Indirect operating expenses, net of corporate income	23,837	20,195	23,407	22,799	70,043	62,935
Expensed transaction, development and other pursuit costs, net of recoveries	567	175	388	3,334	4,289	2,562
Interest expense, net	53,249	51,493	53,399	55,914	162,562	149,395
(Gain) loss on extinguishment of debt, net	(105)	93	268	9,170	9,333	602
General and administrative expense	13,985	12,769	15,573	17,320	46,878	45,440
Joint venture income	(5,083)	(1,643)	(512)	(1,175)	(6,770)	(780)
Depreciation expense	175,348	165,463	176,249	177,911	529,508	490,213
Income tax (benefit) expense	(27)	11,184	(1,133)	91	(1,069)	11,178
Gain on sale of communities	(31,607)	(130,484)	(35,295)	(24,436)	(91,338)	(165,849)
Gain on other real estate transactions	(129)	(73)	(156)	(43)	(328)	(374)
Gain on for-sale condominiums, net of marketing and administrative costs	646	1,108	(1,348)	(3,460)	(4,162)	2,526
NOI from real estate assets sold or held for sale	(720)	(3,404)	(1,133)	(1,719)	(3,572)	(16,161)
NOI	$377,678	$406,585	$400,576	$423,712	$1,201,966	$1,200,119

Established:
New England	$49,089	$54,244	$52,835	$53,680	$155,604	$158,801
Metro NY/NJ	75,193	82,602	77,284	83,661	236,138	248,530
Mid-Atlantic	56,190	62,430	60,041	64,655	180,886	185,431
Pacific NW	18,578	20,684	19,626	20,838	59,042	61,498
No. California	69,752	79,076	77,844	80,451	228,047	235,884
So. California	71,125	79,357	74,601	82,455	228,181	239,452
Expansion Markets	3,015	3,261	3,561	3,428	10,004	10,177
Total Established	342,942	381,654	365,792	389,168	1,097,902	1,139,773
Other Stabilized	22,834	20,125	23,108	23,496	69,438	52,091
Development/Redevelopment	11,902	4,806	11,676	11,048	34,626	8,255
NOI	$377,678	$406,585	$400,576	$423,712	$1,201,966	$1,200,119

NOI as reported by the Company does not include the operating results from assets sold or classified as held for sale. A reconciliation of NOI from communities sold or classified as held for sale is as follows (dollars in thousands):

TABLE 7
	Q3	Q3	Q2	Q1	Q4	YTD	YTD
	2020	2019	2020	2020	2019	2020	2019

Revenue from real estate assets sold or held for sale	$1,449	$6,094	$1,933	$2,777	$4,063	$6,159	$28,116
Operating expenses from real estate assets sold or held for sale	(729)	(2,690)	(800)	(1,058)	(1,438)	(2,587)	(11,955)
NOI from real estate assets sold or held for sale	$720	$3,404	$1,133	$1,719	$2,625	$3,572	$16,161

Other Stabilized Communities are completed consolidated communities that the Company owns, which have Stabilized Operations as of January 1, 2020, or which were acquired subsequent to January 1, 2019. Other Stabilized Communities excludes communities that are conducting or are probable to conduct substantial redevelopment activities.

Projected NOI, as used within this release for certain Development Communities and in calculating the Initial Year Market Cap Rate for dispositions, represents management’s estimate, as of the date of this release (or as of the date of the buyer’s valuation in the case of dispositions), of projected stabilized rental revenue minus projected stabilized operating expenses. For Development Communities, Projected NOI is calculated based on the first twelve months of Stabilized Operations following the completion of construction. In calculating the Initial Year Market Cap Rate, Projected NOI for dispositions is calculated for the first twelve months following the date of the buyer’s valuation. Projected stabilized rental revenue represents management’s estimate of projected gross potential minus projected stabilized economic vacancy and adjusted for projected stabilized concessions plus projected stabilized other rental revenue. Projected stabilized operating expenses do not include interest, income taxes (if any), depreciation or amortization, or any allocation of corporate-level property management overhead or general and administrative costs. In addition, projected stabilized operating expenses for Development Communities do not include property management fee expense. Projected gross potential for Development Communities and dispositions is generally based on leased rents for occupied homes and management’s best estimate of rental levels for homes which are currently unleased, as well as those homes which will become available for lease during the twelve month forward period used to develop Projected NOI. The weighted average Projected NOI as a percentage of Total Capital Cost ("Weighted Average Initial Projected Stabilized Yield") is weighted based on the Company’s share of the Total Capital Cost of each community, based on its percentage ownership.

Management believes that Projected NOI of the Development Communities, on an aggregated weighted average basis, assists investors in understanding management's estimate of the likely impact on operations of the Development Communities when the assets are complete and achieve stabilized occupancy (before allocation of any corporate-level property management overhead, general and administrative costs or interest expense). However, in this release the Company has not given a projection of NOI on a company-wide basis. Given the different dates and fiscal years for which NOI is projected for these communities, the projected allocation of corporate-level property management overhead, general and administrative costs and interest expense to communities under development is complex, impractical to develop, and may not be meaningful. Projected NOI of these communities is not a projection of the Company's overall financial performance or cash flow. There can be no assurance that the communities under development will achieve the Projected NOI as described in this release.

Redevelopment Communities are consolidated communities where substantial redevelopment is in progress or is probable to begin during the current year. Redevelopment is considered substantial when (i) capital invested during the reconstruction effort is expected to exceed the lesser of $5,000,000 or 10% of the community’s pre-redevelopment basis and (ii) physical occupancy is below or is expected to be below 90% during or as a result of the redevelopment activity. Redevelopment Communities include one community containing 344 apartment homes that are currently under active redevelopment as of September 30, 2020.

Rental Revenue with Residential Concessions on a Cash Basis is considered by the Company to be a supplemental measure to rental revenue in conformity with GAAP to help investors evaluate the impact of both current and historical residential concessions on GAAP-based rental revenue and to more readily enable comparisons to revenue as reported by other companies. In addition, Rental Revenue with Residential Concessions on a Cash Basis allows an investor to understand the historical trend in residential cash concessions.

A reconciliation of rental revenue from Established Communities in conformity with GAAP to Rental Revenue with Residential Concessions on a Cash Basis is as follows (dollars in thousands):

TABLE 8
	Q3	Q3	YTD	YTD
	2020	2019	2020	2019
Rental revenue (GAAP basis)	$508,163	$540,942	$1,571,325	$1,603,729
Residential concessions amortized	5,712	447	8,095	1,815
Residential concessions granted	(15,456)	(508)	(27,530)	(1,084)

Rental Revenue with Residential Concessions
on a Cash Basis	$498,419	$540,881	$1,551,890	$1,604,460

% change -- GAAP revenue		(6.1)%		(2.0)%

% change -- cash revenue		(7.9)%		(3.3)%

Stabilized Operations/Restabilized Operations is defined as the earlier of (i) attainment of 90% physical occupancy or (ii) the one-year anniversary of completion of development or redevelopment.

Total Capital Cost includes all capitalized costs projected to be or actually incurred to develop the respective Development or Redevelopment Community, or Development Right, including land acquisition costs, construction costs, real estate taxes, capitalized interest and loan fees, permits, professional fees, allocated development overhead and other regulatory fees, offset by proceeds from the sale of any associated land or improvements, all as determined in accordance with GAAP. Total Capital Cost also includes costs incurred related to first generation commercial tenants, such as tenant improvements and leasing commissions. For Redevelopment Communities, Total Capital Cost excludes costs incurred prior to the start of redevelopment when indicated. With respect to communities where development or redevelopment was completed in a prior or the current period, Total Capital Cost reflects the actual cost incurred, plus any contingency estimate made by management. Total Capital Cost for communities identified as having joint venture ownership, either during construction or upon construction completion, represents the total projected joint venture contribution amount. For joint ventures not in construction, Total Capital Cost is equal to gross real estate cost.

Unconsolidated Development Communities are communities that are either currently under construction, or were under construction and were completed during the current year, in which we have an indirect ownership interest through our investment interest in an unconsolidated joint venture. These communities may be partially or fully complete and operating.

Unencumbered NOI as calculated by the Company represents NOI generated by real estate assets unencumbered by outstanding secured notes payable as of September 30, 2020 as a percentage of total NOI generated by real estate assets. The Company believes that current and prospective unsecured creditors of the Company view Unencumbered NOI as one indication of the borrowing capacity of the Company. Therefore, when reviewed together with the Company’s Interest Coverage, EBITDA and cash flow from operations, the Company believes that investors and creditors view Unencumbered NOI as a useful supplemental measure for determining the financial flexibility of an entity. A calculation of Unencumbered NOI for the nine months ended September 30, 2020 is as follows (dollars in thousands):

TABLE 9
Year to Date
NOI
NOI for Established Communities	$1,097,902
NOI for Other Stabilized Communities	69,438
NOI for Development/Redevelopment Communities	34,626
NOI from real estate assets sold or held for sale	3,572
Total NOI generated by real estate assets	1,205,538
NOI on encumbered assets	73,711
NOI on unencumbered assets	$1,131,827

Unencumbered NOI	94%